Exhibit 3.6.1

Filed Customer COPY DONETTA DAVIDSON
ARTICLES OF ORGANIZATION Form 031 Filing fee:	Colorado Secretary of State

$50.00 revised 12/31/01

Deliver 2 copies to; Colorado Secretary of State Business Division,

1560 Broadway, Suite 200

Denver, CO 80202-5169

This document must be typed or machine printed Please include a self-addressed envelope

20021053155 C $ 100.00 SECRETARY OF STATE 03-05-2002 10:58:32

ABOVE SPACE FOR OFFICE USE ONLY

The undersigned, a natural person eighteen years, of age or older, intending to organize a limited liability company pursuant to § 7-80-203, Colorado Revised Statutes (C.R.S.), delivers these Articles of Organization to the Colorado Secretary of State for filing, and states as follows:

1.           The name of the limited liability company is: CACV of Colorado, LLC
The name of a limited liability company must contain the term “limited liability company”. “ltd. liability company”, “limited liability co.”, or “ltd, liability co.” or the abbreviation “LLC” or “L,L.C.” 57-90-60.1(3)(c).

2.           If known, The principal place of business of the limited liability company is: 1999 Broadway, Suite 2150, Denver, Colorado 80202

3.           The name, and the business address, of the registered agent for service of process on the limited liability company are: The Corporation Company; Business Address (must be a street or other physical address in Colorado) 1675 Broadway, Denver, Colorado 80202  If mail is undeliverable to this address, ALSO include a post office box address;

4.           a. If the management of the limited liability company is vested in managers, mark the box
☐ “The management of the limited liability company is vested in managers rather than members.” The name(s) and business address(es) of the initial manager(s) is(are):

Name(s) Mike Sexton	Business Address(es)	1999 Broadway, Suite 2150
Denver Colorado 80202 or

b. If management of the limited liability company is not vested in managers rather than members, The name(s) and business address(es) of the initial member(s) is(are):

Name(s)	Business Address(es)
Collect America., Ltd.,	1999 Broadway, Suite 2150
a Colorado corporation	Denver, Colorado 80202

5.                     The address to which the Secretary of State may send a copy of this document upon completion of filing (or to which the Secretary of State may return this document if filing is refused) is: 189 Wynkoop Street Suite 700 Denver, Colorado 80202

Organizer	/s/ Donna J. Bloomer	Signer’s Name-printed	Donna J. Bloomer

OPTIONAL. The electronic mail and/or Internet address for this entity is/are: e-mail

                                                                                                  Web site

The Colorado Secretary of State may contact the following authorized person regarding this document:

name Donna J. Bloomer                          address  1899 Wynkoop Street, Suite 700, Denver, CO 80202

voice 303-291-2300                                   fax       303-291-2400  e-mail blooo@perkinscoie.com

Disclaimer:  This form and any related instructions are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty.  While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form.  Questions should be addressed to the user’s attorney.